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                      UNITED STATES OF AMERICA
                          STATE OF MISSOURI

             The Industrial Development Authority of the
                   City of Independence, Missouri
          Multi-Family Housing Revenue Bond, Series of 1986
                        (The Mansion Project)

Number:  R-2
Dated Date:  May 13, 1986
Maturity Date:  April 1, 2008
Registered Owner:  Summit Tax Exempt Bond Fund, L.P.
Principal Amount:  $19,450,000.00

       The Industrial Development Authority of the City of Independence, Missouri (the "Authority"), an industrial development corporation of the State of Missouri (the "State"), created and existing under and by virtue of the laws of the State, hereby acknowledges itself indebted and for value received promises to pay to the registered owner hereof stated above, or registered assigns, at the maturity date stated above, but only from the sources and as hereinafter provided, upon presentation and surrender of this Bond at the principal office of Boatman's First National Bank of Kansas City, as Trustee, under the Indenture (described below), the principal amount stated above, and to pay interest on said principal amount, from and including the dated date hereof (provided that any accrued interest or deferred or contingent interest through October 17, 1994 has been abrogated and discharged) until the principal amount shall have been paid in accordance with the terms of this Bond, as and when set forth below, but only from the sources and as hereinafter provided, by wire transfer if there be one Owner of all of the Bonds or otherwise by check or draft mailed to the record Owners of Bonds as the same appear upon the books of registry to be maintained by Boatsmen's First National Bank of Kansas City, as registrar.

       This Bond is issued pursuant to the Bond Resolution of the Authority adopted March 27, 1986 and the Indenture of Trust dated as of May 1, 1986 between the Authority and The Merchants Bank, as Trustee (as amended and supplemented from time to time, the "Indenture"), and Chapter 349, R.S.Mo. 1978, as amended (the "Act"). Boatsmen's First National Bank of Kansas City, as Successor in Interest for The Merchants Bank, is now the Trustee and Registrar. Reference is made to the Resolution, the Indenture and the Act for a full statement of their respective terms. Capitalized terms used herein and not otherwise defined have the respective meanings accorded such terms in the Indenture. The Bonds issued under the Indenture are expressly limited to $19,450,000 principal amount at any time Outstanding and are all of like tenor, except as to numbers and denominations, and are issued for the purposes of providing construction and permanent financing for qualified multi-family rental housing units in the State and of paying certain expenses incidental thereto.

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          THE BONDS ARE SPECIAL LIMITED OBLIGATIONS OF THE AUTHORITY.
NEITHER THE STATE OF MISSOURI NOR ANY POLITICAL SUBDIVISION THEREOF SHALL BE LIABLE ON THE BONDS, AND THE BONDS DO NOT AND SHALL NOT CONSTITUTE A DEBT OF THE STATE OF MISSOURI.

          This Bond is a modified form of Bond which reflects amendments to the original Indenture effected by the First Supplemental Trust Indenture, dated as of October 18, 1994 and effective on October 18, 1994. This Bond is issued in exchange for and replacement of the form of Bond originally issued in the name of the registered owner hereof.

     Interest on the Bonds.

          (a) General. Subject to Section 3.13 of the Indenture, the Bonds shall bear interest as provided in paragraphs (b) through (g) until the Conversation Date and as provided in Section 3.06(h) of the Indenture after such date.

          (b) Base Interest. From and after October 18, 1994 and until the Conversion Date, the Bonds shall bear interest calculated and payable as follows (which shall be referred to herein as "Base Interest"):

               (1) During the Second Period, the Bonds shall bear Base Interest at the rate of 5.23% per annum from and after October 18, 1994, payable on each payment date specified in paragraph (e)(1) below; provided that the amount of Base Interest so payable shall be subject to reduction quarterly by the Property Tax Adjustment (defined below in paragraph (b)(2)) as specified in writing to the Trustee by the Owner from time to time, but in no event shall Base Interest be payable on the Bonds at an annual rate that is lower than the Minimum Base Interest Rate. The "Minimum Base Interest Rate" shall mean the annual rate of interest that is derived from the originally issued and Outstanding principal amount of the Bonds and an annual interest payment equal to $975,000.

               (2) For purposes of adjusting Base Interest payable from and after October 18, 1994, and subject to the immediately ensuing sentence, Property Tax Adjustment shall mean the amount by which
          (x) exceeds (y), where (x) equals increases in real property taxes on the Project for the period of time in question ("Property Taxes") over the "Property Tax Base," being the level of such taxes for the fiscal year of the City of Independence, Missouri ended in 1991 and (y) equals a 3% cumulative annual increase in Property Taxes over the Property Tax Base. Notwithstanding the foregoing, in no event shall the Property Tax Adjustment exceed $50,000 in any one twelve month period ending on October 18 in each year.

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     Base Interest shall be calculated on the basis of a year of 365 days, actual days elapsed.

          (c) Contingent Interest. From and after October 18, 1994 and until the Conversion Date, the Bonds shall bear contingent interest calculated and payable exclusively on the basis and to the extent of Net Cash Flow and Net Sale or Refinancing Proceeds, and not otherwise if there is no Net Cash Flow and there are no Net Sale or Refinancing Proceeds, as follows:

               (1) Primary Contingent Interest on the Basis of Net Cash Flow. During each calendar year, or part thereof, of the Second Period from and after October 18, 1994, the Bonds shall bear contingent interest at an annual rate equal to the Primary Contingent Interest Rate payable (A) on the basis and to the extent of 100% of Net Cash Flow for each such year or part thereof or (B) to the extent not so paid, then (as part of Super Priority Deferred Interest) on the basis and to the extent of Net Sale or Refinancing Proceeds as described in paragraph (c)(4) below.

               Contingent Interest equal to Maximum Primary Contingent Interest shall be payable on the Bonds on each payment date specified in paragraph (e)(2) below on the basis and to the extent of 100% of Net Cash Flow, measured for purposes of such payment and subject to the adjustments and reconciliation as specified in paragraph (f) below. If 100% of Net Cash Flow is insufficient, then there shall be payable the maximum amount possible to the extent of 100% of Net Cash Flow (which amount is referred to as the "Primary Contingent Interest").

               The difference between Maximum Primary Contingent Interest and Primary Contingent Interest for any calculation period in any calendar year shall be deferred without interest until paid (such difference is referred to collectively together with all such amounts previously deferred and remaining unpaid as "Primary Deferred Interest") and shall thereafter be payable on the earliest possible payment dates specified in paragraph (e)(2) below from and to the extent of 100% of Net Cash Flow, measured for purposes of such payment and subject to the adjustments and reconciliation as specified in paragraph (f) below. Net Cash Flow shall be applied to such payments of any Primary Deferred Interest prior to the payment of Primary Contingent Interest.

               To the extent that all Primary Deferred Interest and any Maximum Primary Contingent Interest that is Unpaid But Not Deferred are not paid on the basis of Net Cash Flow on a payment date specified in paragraph (e)(2)(iii)

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          below, they shall be payable as part of Super Priority Deferred
          Interest on the basis of Net Sale or Refinancing Proceeds in accordance with paragraph (c)(4) below.

               (2) Supplemental Contingent Interest on the Basis of Net Cash Flow. During each calendar year, or part thereof, of the Second Period from and after October 18, 1994, the Bonds shall bear contingent interest at an annual rate equal to the Supplemental Contingent Interest Rate payable on the basis and to the extent of 35% (50% from and after the Net Cash Flow Change
          Date) of so much of Net Cash Flow for each such year, or part thereof, as remains after reducing Net Cash Flow by the total of
          (x) the Borrower's Priority Return in each calendar year and (y) any payment of Primary Contingent Interest or Primary Deferred Interest as specified above in paragraph (c)(1).

               Contingent Interest equal to Maximum Supplemental Contingent Interest shall be payable on the Bonds on each payment date specified in paragraph (e)(2) below on the basis and to the extent of 35% (50% from and after the Net Cash Flow Change Date) of so much of the Net Cash Flow as remains after reducing Net Cash Flow by the total of (x) the Borrower's Priority Return in each calendar year and (y) any payment of Primary Contingent Interest or Primary Deferred Interest as specified above in paragraph
          (c)(1), measured for purposes of such payment and subject to the adjustments and reconciliation as specified in paragraph (f) below. If 35% (50% from and after the Net Cash Flow Change Date) of Net Cash Flow after such reduction is insufficient to pay the Maximum Supplemental Contingent Interest payable on any payment date specified in paragraph (e)(2) below, then there shall be payable the maximum amount possible on the basis of and to the extent of 35% (50% from and after the Net Cash Flow Change Date) of Net Cash Flow after such reduction (which amount is referred to as the "Supplemental Contingent Interest").

               The difference between Maximum Supplemental Contingent Interest and Supplemental Contingent Interest for any calculation period in each year shall be deferred without interest (such difference being referred to collectively with all such amounts previously deferred and remaining unpaid as "Supplemental Deferred Interest"). Supplemental Deferred Interest and any Maximum Supplemental Contingent Interest that is Unpaid But Not Deferred shall be payable in accordance with paragraph (c)(3) below as part of Super Priority Deferred Interest and otherwise in accordance with Section 3.06(c)(4).

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               (3)  Super Priority Deferred Interest on the Basis of Net
          Sale or Refinancing Proceeds. Super Priority Deferred Interest shall be payable on the basis and to the extent of 50% of the balance of Net Sale or Refinancing Proceeds remaining after reducing such amount by the Borrower's Equity Return Satisfaction Amount on the earliest possible payment dates specified in paragraph (e)(3) below.

               If the Disposition Factor for the Event of Sale or Refinancing giving rise to Net Sale or Refinancing Proceeds is less than 100, then Net Sale or Refinancing Proceeds shall be reduced in such instance by only so much of the Borrower's Equity Return Satisfaction Amount as equals, as a percentage, such Disposition Factor.

               Super Priority Deferred Interest paid on such basis shall be credited first against all unpaid Primary Deferred Interest and any Maximum Primary Contingent Interest that is Unpaid But Not Deferred and second, to the extent the Super Priority Deferred Interest so paid exceeds such Primary Deferred Interest and any Maximum Primary Contingent Interest that is Unpaid But Not Deferred, against all unpaid Supplemental Deferred Interest and any Maximum Supplemental Contingent Interest that is Unpaid But Not Deferred (the amount of such excess being referred to as "Excess Super Priority Deferred Interest").

               (4) Supplemental Deferred Interest on the Basis of Net Sale or Refinancing Proceeds. After reduction of Supplemental Deferred Interest and any Maximum Supplemental Contingent Interest that is Unpaid But Not Deferred by credit for the amount of any Excess Super Priority Deferred Interest then paid and not previously taken as a credit against Supplemental Deferred Interest, the remaining amount of Supplemental Deferred Interest and such Maximum Supplemental Contingent Interest shall be payable on the basis of and to the extent of 40% of the excess of Net Sale or Refinancing Proceeds over the sum of (x) the Super Priority Deferred Interest then paid on account of the same event of Sale or Refinancing, (y) the Borrower's Equity Return Satisfaction Amount and (z) any Contingent Interest or Deferred Interest previously paid on the Bonds on the basis of Net Sale or Refinancing Proceeds arising out of an earlier Event of Sale or Refinancing on the earliest possible payment dates specified in paragraph (e)(3) below.

          (d)  Reserved.

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          (e)  Payment Dates for Interest.  The interest payable on the
     Bonds to and including the Conversion Date as provided above shall be payable in arrears on the following dates:

               (1) Base Interest shall be payable (i) on each Interest Payment Date for Base Interest, (ii) on the Conversion Date and
          (iii) on each redemption date before the Conversion Date (but only with respect to the Bonds redeemed).

               (2) Contingent Interest payable on the basis of Net Cash Flow shall be payable (i) on each Interest Payment Date for Contingent Interest and Deferred Interest to and including the Conversion Date, (ii) on each redemption date during the Second Period Date (but only with respect to the Bonds redeemed),
          (iii) on each date on which Contingent Interest and Deferred Interest is payable from Net Sale or Refinancing Proceeds (as provided in paragraph (e)(3) below) and (iv) on the Conversion Date.

               (3) Contingent Interest and Deferred Interest payable on the basis of Net Sale or Refinancing Proceeds shall be payable on the next Interest Payment Date for any interest succeeding by at least 30 days the date of the Event of Sale or Refinancing relating to the Sale of the Project or Refinancing of the Project which has occurred, except in the case of:

                    (x)  a Refinancing of the Project described in clause
               (i) or (iv) of the definition thereof, in which case it shall be payable on the redemption date or payment date specified therein, as the case may be,

                    (y) a Sale of the Project described in clause (i) of the definition thereof resulting in a call of the Bonds for redemption, in which case it shall be payable on the redemption date, or

                    (z)  a Refinancing of the Project described in clause
               (ii) of the definition thereof, in which case it shall be payable on the Initial Remarketing Date.

          (f)  Calculation of Net Cash Flow.

               (1) (i) No later than thirty days before each payment date for Contingent Interest specified in paragraph (e)(2) above (or such lesser number of days as shall be the maximum number of days possible if the payment date was not known to the Borrower until less than 40 days before the payment date), the Borrower shall calculate Net Cash Flow for the three month period

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          ending on the last day of the third preceding month before such payment date and shall provide the Trustee and the Partnership (A) the analysis of such Net Cash Flow, (B) unaudited financial statements of the Project for such three month period and (C) a calculation of the amount of Contingent Interest and Deferred Interest then payable.

                   (ii)  Notwithstanding the foregoing in clause (i):

                    (A) except as may result from adjustments and reconciliation provided below in this paragraph (f), the period of time for which Net Cash Flow is measured for purposes of a payment date for Contingent Interest and Deferred Interest on any Bonds specified in paragraph (e)(2) above shall not include any time for which Net Cash Flow has been measured for purposes of a previous payment date for Contingent Interest and Deferred Interest on such Bonds specified in paragraph (e)(2) above, and

                    (B) the calculation of Net Cash Flow and the amount of Contingent Interest payable on the basis thereof on the Conversion Date shall be reconciled and adjusted to give effect to (x) the actual amount of Net Cash Flow for the current calendar year (and the preceding calendar year if the Conversion Date falls before delivery of the audit referred to in paragraph (f)(2) below in the current calendar year) up to but not including the Conversion Date (such actual amount of Net Cash Flow being measured by the actual amount known as of the most recent possible date and an amount reasonably estimated to be earned between such date and the Conversion Date) and (y) all Contingent Interest paid during the current calendar year (and the preceding calendar year if the Conversion Date falls before delivery of the audit referred to in paragraph (f)(2) below in the current calendar year) in the manner described below in paragraph (f)(3) below, except that any underpayments or overpayments of Contingent Interest shall be paid or refunded, as the case may be, on the Conversion Date.

                  (iii) The amount of Net Cash Flow reflected in the analysis described above, as adjusted in the case of the analysis in connection with the Conversion Date, shall provide the basis for the calculation of Contingent Interest payable on the basis of Net Cash Flow on each payment date therefor specified in paragraph
          (e)(2) above, except as provided below. The Trustee (if it has accepted the duties as Acting Party) or the Partnership may each request further substantiation of the Borrower's calculation of Net Cash Flow and may

                                      7
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          verify and correct as necessary the calculations thereof.  If the Trustee or the Partnership do reasonably modify such calculation, the Trustee or Partnership shall notify the Borrower and the Trustee or Partnership (whoever did not initiate notice) of such modified calculations no later than ten Business Days before such payment date (or such lesser number of days as shall be the maximum number of days practicable if the Trustee or Partnership received the calculation of Net Cash Flow less than 30 days before the payment date) and such modified calculation shall be the basis of Contingent Interest payable on the basis of Net Cash Flow on the payment date. Except to the extent provided in this paragraph (f)(1) with respect to the Conversion Date, the analysis and payment on the basis of Net Cash Flow described in this paragraph (f)(1) is intended to provide a preliminary payment of Contingent Interest on the basis of Net Cash Flow prior and subject to the adjustment and reconciliation process described in paragraphs (f)(2) and (f)(3) below.

               (2) No later than March 15 of each calendar year (up to and, unless the Conversion Date falls before delivery of the audit, including the calendar year in which the Conversion Date occurs), the Borrower shall provide to the Issuer, the Trustee and the Partnership an audit of the operations of the Project for the preceding calendar year prepared and certified by an Accountant acceptable to the Trustee and the Partnership in accordance with generally accepted auditing standards. The audit shall state the actual amount of the Net Cash Flow for that calendar year and shall calculate all Contingent Interest paid and payable from Net Cash Flow during such calendar year.

               (3) The audit prepared in accordance with paragraph (f)(2) above shall state the amount of Contingent Interest payable and paid during the subject calendar year. If the amounts of Contingent Interest payable on the basis of Net Cash Flow
          (measured on the basis of actual Net Cash Flow for such calendar year according to the audit) exceeded the amount paid, then there shall be payable, without interest, to the Owners of the Bonds any such payable and unpaid amounts on the payment date for Contingent Interest and Deferred Interest specified in paragraph (e)(2) above immediately following the receipt of the audit by the Trustee and the said Owners. If the amount of Contingent Interest payable on the basis of Net Cash Flow (measured on the basis of actual Net
          Cash Flow for such calendar year according to the audit) is less than the amount actually paid, the Partnership shall notify the Trustee of such overpaid amount which the Trustee shall credit against any other interest payments (whether Base Interest or Contingent Interest) or other payments due under this Indenture to the Owners of the Bonds on the Bond Payment Date (or Bond Payment Dates) immediately following the receipt by the Trustee and the said

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          Owners of the audit and the Owners shall not be required to refund any such amount unless the crediting does not exhaust the overpayment, in which case the balance of the overpayment will be refunded by the Owners to the Trustee on the Conversion Date. Such payment or crediting shall be for the account of the Owners of record on the date such payment or crediting is made. On the Conversion Date the Trustee shall credit to the loan payments due from the Developer the amount of any overpayment repaid by the Owners.

               (4) The Issuer and the Trustee (unless the Trustee has accepted the duties of the Acting Party) may conclusively rely on the determinations by the Borrower and Partnership herein, and shall not have any responsibility therefor.

          Notwithstanding anything else herein contained, the interest rate on this Bond shall not exceed 16% per annum simple and noncompounded from the date of issuance hereof to any date of calculation. If the interest rate on this Bond would at any time exceed the maximum interest rate permitted by law, or would be computed by a method not in conformity with law, then this Bond shall instead bear interest at the maximum interest rate, or in conformity with the methods permitted by law.

          The foregoing interest provisions are a summary of those contained in this Indenture, and reference is hereby made to the Indenture for a full statement of their terms.

          Limited Recourse. Pursuant to a Loan Agreement dated as of May 1, 1986, and a Note dated May 13, 1986 (the "Note"), The Mansion Apartments Limited, an Oklahoma limited partnership (the "Borrower") agreed to make payments to the Authority in amounts equal to amounts of principal of, premium, if any, and interest on the Bonds. THE OBLIGATIONS OF THE AUTHORITY ON THIS BOND ARE EXPRESSLY LIMITED TO AND ARE PAYABLE SOLELY FROM THE PAYMENTS RECEIVED BY THE AUTHORITY PURSUANT TO THE LOAN AGREEMENT AND THE NOTE AND ANY SECURITY THEREFOR PROVIDED IN THE INDENTURE, WHICH INCLUDES AN ASSIGNMENT OF THE LOAN AGREEMENT, THE NOTE AND THE DEED OF TRUST AND SECURITY AGREEMENT WITH COLLATERAL ASSIGNMENT OF RENTS AND LEASES DATED AS OF MAY 1, 1986 FROM THE BORROWER TO THE BOATMAN'S FIRST NATIONAL BANK OF KANSAS CITY, AS TRUSTEE (THE "DEED OF TRUST"). THE OBLIGATIONS OF THE BORROWER UNDER THE LOAN AGREEMENT AND THE NOTE AND DEED OF TRUST MADE THEREUNDER ARE NON-RECOURSE TO THE BORROWER, AND ARE ENFORCEABLE SOLELY AGAINST THE PROJECT, EXCEPT AS OTHERWISE PROVIDED THEREIN.

                                      9
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          Transfer.  This Bond is transferable by the registered owner hereof in person or by his attorney duly authorized in writing at the office of the registrar, Boatsmen's First National Bank of Kansas City, but only in the manner, subject to the limitations and upon payment of the charges provided in the Indenture, and upon surrender and cancellation of this Bond. Upon such transfer a new registered Bond or Bonds, in any authorized denomination or denominations, of the same maturity and for the same aggregate principal amount will be issued to the transferee in exchange herefor.

          Prior to the Conversion Date, a Bond may only be transferred (i) to any subsidiary of the Original Purchaser, an affiliate with the same or substantially the same general partner as the Original Purchaser, to any entity arising out of any merger or consolidation of the Original Purchaser, by operation of law, or to a trustee in bankruptcy of the Original Purchaser;
(ii) by an assignment to a bank or other financial institution issuing a letter of credit or like instrument in connection with the Mortgage Loan; or
(iii) in connection with a sale to an Institutional Investor if, in each instance, the Authority and the registrar receive from the transferee its agreement to the transfer restrictions set forth in this paragraph in connection with subsequent transfers of the Bond.

          The Bonds are issuable as fully registered Bonds in Authorized Denominations as provided in the Indenture.

          Redemption of Bonds. The Bonds are subject to redemption by the Authority prior to maturity as a whole or in part at such time or times, under such circumstances, at such redemption prices and in such manner as is set forth in the Indenture.

          Enforcement. Only the Trustee shall have the right to enforce the provisions of this Bond or the Indenture or to institute any action to enforce the covenants herein or therein, or to take any action with respect to any Event of Default under the Indenture, or to institute, appear in or defend any suit or other proceedings with respect thereto, except as provided in the Indenture. If an Event of Default occurs and is continuing, the principal of all Bonds then outstanding may be declared due and payable by the Trustee upon the conditions and in the manner and with the effect provided in the Indenture.

          The Authority, the Trustee, and any other person may treat the person in whose name this Bond is registered on the books of registry as the Owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Bond be overdue, and no person shall be affected by notice to the contrary.

          Discharge. The Indenture prescribes the manner in which it may be discharged and after which the Bonds shall be deemed to be paid and no longer be secured by or entitled to the benefits of the Indenture, except for the purposes of registration and exchange of Bonds and of such payment.

          Modification. Modifications or alterations of the Indenture, or of any supplements thereto, may be made only to the extent and in the circumstances permitted by the Indenture.

          By its acceptance of this Bond, the Owner hereof agrees that it will be bound by and accepts the provisions of the Indenture, accepts the assignment by the Authority to the Trustee of the Authority's rights in and to the Mortgage Loan and the documents evidencing and securing the same. This Bond shall not be valid or obligatory for any purpose until it shall have been signed on behalf of the Authority and such signature attested, by the officer, and in the manner, provided in the Indenture, and authenticated by a duly authorized officer of the Trustee, as Authenticating Agent.

          IN WITNESS WHEREOF, the Authority has caused this Bond to be executed as of the Dated Date stated above.

                         THE INDUSTRIAL DEVELOPMENT AUTHORITY
                           OF THE CITY OF INDEPENDENCE, MISSOURI


                         By:_________________________________________

                         Title:______________________________________


Attest:


__________________________________


                                      11
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                       CERTIFICATE OF AUTHENTICATION


          This Bond is one of the Bonds described in the within mentioned Indenture and is one of the Multi-Family Housing Revenue Bonds, Series of 1986 (The Mansion Project) of The Industrial Development Authority of the City of Independence, Missouri.


                         BOATMAN'S FIRST NATIONAL BANK OF
                         KANSAS CITY, as Trustee


                         By:______________________________________________

Date of Authentication:

November __, 1994


                                      12
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
                           (FORM OF ASSIGNMENT)

          For Value Received, the undersigned sells, assigns and transfers unto ________________________, the within Multi-Family Housing Revenue Bond, Series of 1986 (The Mansion Project), of the Industrial Development Authority of the City of Independence, Missouri, and hereby authorizes the transfer of this Bond on the registration books of the Registrar.

                            Date: _________________________________________


                                  _________________________________________
                                   Authorized Signature

                                  _________________________________________
                                   Name of Transferee

                                   Signature Guaranteed by:

                                  _________________________________________

                                  _________________________________________
                                   Name of Bank

                                   By:_____________________________________


                                   Title:__________________________________



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